Exhibit 2(b)
AMENDMENT TO THE BY-LAWS

FIDELITY ADVISOR SERIES I

ARTICLE III
SHAREHOLDERS' MEETINGS
Special Meetings
 Section 1. A special meeting of the shareholders shall be called by the Secretary whenever (i) ordered by the Trustees or (ii) requested in writing by the holder or holders of at least 10% of the Outstanding Shares entitled to vote. If the Secretary, when so ordered or requested, refuses or neglects for more than 30 days to call such special meeting, the Trustees or the Shareholders so requesting, may, in the name of the Secretary, call the meeting by giving notice thereof in the manner required when notice is given by the Secretary. If the meeting is a meeting of the Shareholders of one or more Series or classes of Shares, but not a meeting of all Shareholders of the Trust, then only special meetings of the Shareholders of such one or more Series or Classes shall be called and only the shareholders of such one or more Series or Classes shall be entitled to notice of and to vote at such meeting.
Notices
 Section 2. Except as above provided, notices of any meeting of the Shareholders shall be given by the Secretary by delivering or mailing, postage prepaid, to each Shareholder entitled to vote at said meeting, written or printed notification of such meeting at least fifteen days before the meeting, to such address as may be registered with the Trust by the Shareholder. Notice of any Shareholder meeting need not be given to any Shareholder if a written waiver of notice, executed before or after such meeting, is filed with the record of such meeting, or to any Shareholder who shall attend such meeting in person or by proxy. Notice of adjournment of a Shareholders' meeting to another time or place need not be given, if such time and place are announced at the meeting or reasonable notice is given to persons present at the meeting and the adjourned meeting is held within a reasonable time after the date set for the original meeting.
Voting-Proxies
 Section 3. Subject to the provisions of the Declaration of Trust, shareholders entitled to vote may vote either in person or by proxy, provided that either (i) an instrument authorizing such proxy to act is executed in writing by the Shareholder and dated not more than eleven months before the meeting, unless the instrument specifically provides for a longer period or (ii) the Trustees adopt by resolution an electronic, telephonic, computerized or other alternative form of execution authorizing the proxy to act which authorization is received not more than eleven months before the meeting. Proxies shall be delivered to the Secretary of the Trust or other person responsible for recording the proceedings before being voted. A proxy with respect to Shares held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of such proxy the Trust receives a specific written notice to the contrary from any one of them. Unless otherwise specifically limited by their terms, proxies shall entitle the holder thereof to vote at any adjournment of a meeting. A proxy purporting to be exercised by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden or proving invalidity shall rest on the challenger. At all meetings of the Shareholders, unless the voting is conducted by inspectors, all questions relating to the qualifications of voters, the validity of proxies, and the acceptance or rejection of votes shall be decided by the Chairman of the meeting. Except as otherwise provided herein or in the Declaration of Trust, as these Bylaws or such Declaration of Trust may be amended or supplemented from time to time, all matters relating to the giving, voting or validity of proxies shall be governed by the General Corporation Law of the Commonwealth of Massachusetts relating to proxies, and judicial interpretations thereunder, as if the Trust were a Massachusetts corporation and the Shareholders were shareholders of a Massachusetts corporation.

Place Of Meeting
 Section 4. All special meetings of the Shareholders shall be held at the principal place of business of the Trust or at such other place in the United States as the Trustees may designate.
Action Without a Meeting
 Section 5. Any action to be taken by Shareholders may be taken without a meeting if all Shareholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of meetings of Shareholders of the Trust. Such consent shall be treated for all purposes as a vote at a meeting of the Shareholders held at the principal place of business of the Trust.